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                                                                EXHIBIT 21.1



1.   Continucare Outpatient Management, Inc.
2.   Continucare In-Patient Management, Inc.
3.   Continucare Medical Care Network, Inc.
4.   Continucare-Aventura, Inc.
5.   Continucare Outpatient Rehabilitation Management, Inc.
6.   Continucare Physician Practice Management, Inc.
7.   Continucare Home Health Services, Inc.
8.   Continucare Primary Care, Inc. (8/22/97)
9.   Continucare Home Health of Broward, Inc. (9/97)
10.  Arthritis and Rheumatic Disease Specialties, Inc.
11.  Weitz and Ritter, Inc.
12.  AARDS, Inc.
13.  Kahn & Riskin, M.D.'s, P.A.
14.  Sunset Harbor Home Health, Inc.
15.  Maxicare, Inc. d/b/a Maxicare of Broward